Exhibit 10.1

Employment Offer Letter

August 20, 2012

Daniel R. Orlando

Dear Dan,

It is with great pleasure that I extend an offer for you to join Aastrom Biosciences, Inc. (the “Company”).  Employment with the Company is contingent upon compliance with necessary Immigration Laws, satisfaction of any routine pre-employment contingencies and execution of a Confidentiality, Nondisclosure and Assignment Agreement.

Based on our agreement, your title will be Chief Commercial Officer and you will report directly to me. Your employment will commence on August 27, 2012.  Compensation for your employment will consist of the following:

1)                                     Annual Base Salary — $285,000 (USD) paid semi-monthly ($11,875.00 semi-monthly rate).

2)                                     Annual Target Bonus — you will be eligible to receive a discretionary cash bonus of up to 40% of your base salary based on performance and the achievement of certain corporate and personal goals.

3)                                     Options — you will be eligible to receive an option to purchase 500,000 shares of the Company’s common stock based on the terms of the Company’s 2009 Omnibus Incentive Plan and contingent upon approval by the Board of Director’s of the Company.

4)                                     Benefits — you will also be eligible to participate in the Company’s benefit programs including Medical/Dental/Vision insurance, Life & Disability insurance and 401(k) savings plan subject to those plans’ terms and conditions as may be amended from time to time.

5)                                     Paid Time Off (PTO) — you will be eligible to accrue Paid Time Off at the rate of 16.67 hours per month (25 days per year).

6)                                     Commuting to Ann Arbor — you will work in the Ann Arbor office during regular business hours from Monday through Wednesday, and from your home office on Thursdays and Fridays.  Other than when traveling on company business, all changes to the schedule will be worked out directly between you and me in advance.  Aastrom will pay for reasonable travel and lodging expenses in accordance with our regular company policy.

This letter summarizes the key points regarding the terms of your employment with the Company.  I speak for all of us at Aastrom, when I say that we look forward to you joining our team.  Please do not hesitate to contact me if I can answer any questions.

Regards,	Accepted and Agreed,

/s/ Daniel R. Orlando
/s/ Tim M. Mayleben	Daniel R. Orlando
Tim M. Mayleben
President and CEO	August 20, 2012
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